UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2017 (March 10, 2017)

NEW ENTERPRISE STONE & LIME CO., INC.
(Exact name of registrant as specified in charter)

DELAWARE	333-176538	23-1374051
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

3912 Brumbaugh Road
P.O. Box 77
New Enterprise, PA 16664
(Address of principal executive offices)

(814) 766-2211
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On March 15, 2017, New Enterprise Stone & Lime Co., Inc. (the “Company”) completed its previously announced offer and sale of $200.0 million aggregate principal amount of 10.125% Senior Notes due 2022 (the “Notes”), pursuant to the Purchase Agreement, dated March 9, 2017, by and among the Company, the subsidiary guarantors named therein and Goldman, Sachs & Co. and KKR Capital Markets LLC as initial purchasers.

The New Notes and the related subsidiary guarantees were offered and sold in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and to persons outside the United States in compliance with Regulation S under the Securities Act. The New Notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
Indenture
The Notes were issued pursuant to an indenture, dated as of March 15, 2017 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee, which includes a form of Note. The Notes will pay interest semiannually on October 1 and April 1, commencing on October 1, 2017 at an annual rate of 10.125%, and will mature on April 1, 2022. The notes are unsecured and may be redeemed by the Company subject to the terms of the Indenture.
The Indenture contains customary covenants that limit the Company’s ability to: (i) incur or guarantee additional indebtedness; (ii) make certain restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) create liens on its assets to secure debt; (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and (vii) enter into certain transactions with its affiliates. These covenants are subject to several important limitations and exceptions. Additionally, upon the occurrence of specified change of control events, the Company must offer to repurchase the Notes at 101% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the purchase date. The Indenture also provides for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.
Item 8.01 Other Events.
On March 10, 2017, the Company issued a press release announcing the completion of its previously announced cash tender offer (the “Tender Offer”) to repurchase any and all of its 11% Senior Notes due 2018 (the “Existing Notes”) having an outstanding aggregate principal amount of $203.5 (excluding $46.5 million aggregate principal amount of Existing Notes previously repurchased by the Company). The Tender Offer expired as of 5:00 p.m., New York City time, on March 10, 2017. The Company has accepted for purchase approximately $196.47 million (or approximately 96.55%) of the outstanding Existing Notes. The Company paid all holders of Existing Notes accepted for purchase in the Tender Offer $1,006.00 per $1,000 principal amount of Existing Notes tendered plus accrued and unpaid interest to, but not including, the settlement date, which was March 15, 2017. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.
On March 15, 2017, the Company issued a press release announcing the closing of the Notes offering. A copy of the press release is furnished as Exhibit 99.2 hereto and is incorporated herein by reference.
The information in Item 8.01 of this Current Report on Form 8-K, including the exhibits attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 8.01 of this Current Report on Form 8-K, including the exhibit, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically incorporated by reference into any such filing. This Current Report on Form 8-K will not be deemed an admission as to the materiality of any information in this Current Report on Form 8-K that is required to be disclosed solely by Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release of New Enterprise Stone & Lime Co., Inc., dated March 10, 2017, announcing the results of its tender offer.
99.2	Press release of New Enterprise Stone & Lime Co., Inc., dated March 15, 2017, announcing closing of the notes offering.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW ENTERPRISE STONE & LIME CO., INC.

	By:	/s/ Paul I. Detwiler, III
Paul I. Detwiler, III
Director and President, Chief Executive Officer and Secretary

Date: March 15, 2017

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of New Enterprise Stone & Lime Co., Inc., dated March 10, 2017, announcing the results of its tender offer.
99.2	Press release of New Enterprise Stone & Lime Co., Inc., dated March 15, 2017, announcing closing of the notes offering.